Exhibit 3.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/02/1995
950225805 - 2125851

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

MICRONETICS, INC.

Adopted in accordance with the provisions of Section

242 of the General Corporation Law of the state of Delaware.

We, Richard S. Kalin, President, and Donna Hillsgrove, Secretary of Micronetics, Inc. , a corporation organized and existing under the laws of the State of Delaware, dc hereby certify as follows:

FIRST,: that the Certificate of Incorporation of said corporation be amended as follows:

(1) By striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof a new Article FIRST reading as follows; “The name of the corporation is Micronetics Wireless, Inc.”

(2) By striking out the whole Article FOURTH (a) thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH (a) reading as follows;

(a) The maximum number of shares which the Corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000), of which Ten Million (10,000,000) shares shall’ be common stock having a par value of $.01 per share (“common stock”) and One Hundred Thousand (100,000) shares shall be series preferred stock having a par value of $.10 per share (“series preferred stock”).

SECOND, that such amendments have “been duly adopted in accordance into the provisions of the General Corporation Law of the State of Delaware by the written consent of the holders of not less than majority of the outstanding stock entitled to vote therein and that written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have signed this certificate this 19th day of September, 1995.

/s/ Richard S. Kalin
Richard S. Kalin, President

/s/ Donna Hillsgrove
Donna Hillsgrove, Secretary